CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of this Pre-effective Amendment No. 1 to the Registration Statement for the Alpha Analytics Investment Trust of our audit report of the statement of assets and liabilities of the Trust and all references to our firm included in or made a part of this Amendment.

McCurdy & Associates CPA's, Inc.
December 22, 1998

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